Exhibit 23.3

Consent of Health Advances LLC

Hinge Health, Inc.

455 Market Street, Suite 700

San Francisco, CA 94105

February 7, 2025

To the addressee set forth above:

We, Health Advances LLC, hereby consent to the references to our name, and to the quotation of data and statements from our research report dated January 13, 2025 entitled “MSK Total Addressable Market Analysis” prepared by us (the “Report”) and provided to Hinge Health, Inc. (the “Company”), in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering of the Company filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments to the Registration Statement, and (iii) any written correspondence by the Company with the SEC. We also consent to references to our name, and to the quotation of the data and statements from the Report that are included in the Registration statement, in institutional and retail road shows and other activities in connection with the securities offering that is the subject of the Registration Statement by the Company.

We consent to the reference to our firm, under the caption “Market and Industry Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

HEALTH ADVANCES LLC

By:	/s/ Jeffrey Abraham
Name: Jeffrey Abraham
Title: Partner